EMPLOYMENT AGREEMENT


          THIS AGREEMENT made as of the ____ day of _____, 1998, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and THOMAS M. CLAYTON ("Employee").

                                W I T N E S S E T H :

          WHEREAS, the Company entered into an Asset Purchase Agreement ("Purchase Agreement") of even date pursuant to which it purchased certain of the assets of Commercial Business Systems, Inc. (_CBS_); and

          WHEREAS, Employee owns ninety percent (90%) of the outstanding stock of CBS; and

          WHEREAS, Employee, as an inducement for and in consideration of Company entering into the Purchase Agreement, has agreed to enter into and execute this Employment Agreement pursuant to Section 6 thereof; and

          WHEREAS, Company desires to engage the services of Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

          1.   Employment


                         .  The Company agrees to employ the Employee,  and
               the Employee agrees to be employed by the Company, upon the following terms and conditions.

          2


               Term. The initial term of Employee's employment pursuant to this Agreement shall begin on the 6th day of March, 1998, and shall continue for a period of five (5) years ending March 5, 2003 unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 10(b) and 11, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

          3.   Renewal



                       Term.   The  term  of  Employee's  employment  shall
               automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of this Agreement sixty (60) days prior to expiration of the then expiring term.

          4.   Duties


                     .   Employee shall  serve as  Regional Vice  President
               for the Company's Virginia/West Virginia Service Division.

          May 1, 1998 (9:33AM)

               Employee shall be responsible to and report directly to the officers of Company. Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee fur-ther agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

          5.


               Compensation. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

               (a) Base Salary: During each year of the initial term of this Agreement, Employee shall be paid an annual base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00). Said base salary shall be payable in accordance with the historical payroll practices of the Company.

               (b) Annual Cash Bonus: In addition to Employee's base compensation as set forth in paragraph 5(a) above, Employee shall be entitled (in the event certain criteria as defined below is satisfied) to an annual cash bonus to be determined as follows:

                     (i) If the earnings before interest and taxes (_EBIT_)
                         of Company's Virginia/West Virginia Service Division for each year (or portion thereof as set forth below) of the initial term of this Agreement exceeds the following: March 6, 1998 to January 5, 1999 - $417,000.00; January 6, 1999 to January
                         5, 2000 - $550,000.00; January 6, 2000 to  January
                         5, 2001 - $600,000.00; January 6, 2001 to  January
                         5, 2002 - $650,000.00; January 6, 2002 to  January
                         5, 2003  - $700,000.00;  and  January 6,  2003  to
                         March 5, 2003 - $83,000.00, Company shall pay to Employee by check or wire transfer within ninety
                         (90) days following the end of such year, an amount equal to fifty percent (50%) of fifty percent (50%) of the EBIT of Company's Virginia/West Virginia Service Division in excess of the EBIT threshold for the applicable year or portion thereof, subject to a cumulative limitation of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) during such aggregate period.

                     (ii)     For purposes of this Section, the term _EBIT_
                         shall mean the net income before taxes and before interest expense of Company's Virginia/West Virginia Service Division (and before deduction of the payments to be made pursuant to this Section) during the applicable period. In making said determination, all gains or losses realized by the Virginia/West Virginia Service Division of Company on the sale or other disposition of its assets (other than in the ordinary course) shall be excluded. The EBIT shall be determined by Company in the manner set forth below, in accordance with general accepted accounting principles, subject to verification as described below. Commencing in the year 1998, in making the determination of EBIT for the Company's Virginia/West Virginia Service Division, a one and one-half percent (1.5%) MAS royalty fee on gross sales by such division [discus State of West Virginia contract] **shall be made incident to such determination. An MAS royalty fee is a fee charged to each branch of the Company for the following services performed by Company's corporate headquarters: marketing, advertising, professional, accounting and other related expenses. For each subsequent year during the term of this Agreement for which Company may be required to pay additional bonus hereunder, the parties shall, in good faith, agree upon an MAS royalty fee to be charged hereunder based on the level of services and support being provided by Company to its Virginia/West Virginia Service Division. Provided, however, such MAS royalty fee shall be 1.5% if the parties are unable to come to any agreement for each subsequent year. For purposes of this Section, the term _Virginia/West Virginia Service Division_ shall be the business acquired by Company from CBS under the Purchase Agreement. Company's contract with the State of West Virginia relating to computer hardware and software and services for educational purposes for K through 12 shall not be included as part of the Virginia/West Virginia Service Division.

                     (iii)    For purposes of determining the EBIT for  any
                         particular year, except as noted above, no item of income or expense will be allocated by Company to Company's Virginia/West Virginia Service Division unless such items are reasonably calculated to contribute to the increased profits of such division, it being the intent of the parties that the Company shall exercise the utmost good faith with respect to allocations of income and expense to Company's Virginia/West Virginia Service Division. Incident to the determination of EBIT of Company's Virginia/West Virginia Service Division, no compensation of any executive or other employee of Company or its affiliates who do not work directly for Company's Virginia/West Virginia Service Division shall be allocated to such division. Any bonus paid to Employee pursuant to this Section 5(b) shall not be charged against EBIT for any year.

                     (iv)     Within sixty (60) days after the end of  each
                         period described herein, Company will deliver to Employee copies of the report of EBIT prepared by Company for the subject period along with any supporting documentation reasonably requested by Employee. Within thirty (30) days following delivery to Employee of such report, Employee shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Employee to such determination, such determination shall become final and binding for purposes of this  Agreement.
                          If  timely  objection  is  made  by  Employee  to
                         Company and  Employee  and  Company  are  able  to
                         resolve their differences in writing within thirty
                         (30) days following the expiration of the thirty-day period, then such determination shall become final and binding as it regards to this Agreement.
                          If  timely  objection  is  made  by  Employee  to
                         Company and  Employee and  Company are  unable  to
                         resolve their differences in writing within thirty
                         (30) days following the expiration of the thirty-day period, then all disputed matters pertaining to the report shall be submitted and reviewed by the arbitrator (the _Arbitrator_) which shall be an independent accounting firm selected by Company and Employee. If Company and Employee are unable to agree promptly on the accounting firm to serve as the Arbitrator, each shall select, by not later than thirty (30) days day following the expiration of the sixty-day period, an accounting firm, and the two selected accounting firms shall be instructed to select promptly another accounting firm, such newly selected accounting firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon Company and Employee. The expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne one-half (1/2) by Employee and one-half (1/2) by Company.
          6.


               Fringe Benefits.    During  the  term  of  this   Agreement,

               Employee shall be entitled to the following benefits:

               (a) Health Insurance - Employee shall be provided with the standard family medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

               (b) Vacation - Employee shall be entitled each year to a vacation of four (4) weeks during which time his compensation will be paid in full. Provided, however, such weeks may not be taken consecutively without the written consent of Company.

               (c) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the term of this Agreement.

               (d) Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided he is insurable at standard rates, a declining term life insurance policy in the amount set forth on Exhibit A attached hereto. Employee shall be the owner of such policy and shall designate the beneficiary thereof. Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessary incident to the procurement of key-person insurance upon his life by Company. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of the coverage set forth on Exhibit A or to contribute to the cost of insurance to maintain the applicable coverage. Said determination shall be at Employee's sole  discretion.
                      In the event Employee is not insurable, then  Company
                     shall pay Employee  an amount equal  to the  projected
                     cost of the contemplated term insurance coverage set forth on Exhibit A at standard rates. The cost of this insurance coverage shall be a charge against the EBIT of Company's Virginia/West Virginia Service Division for purposes of Section 5(b). In the event that Employee should die prior to the insurance being obtained hereunder or in the event insurance cannot be obtained for medical reasons, Company shall have no obligation to Employee or his beneficiary for payment of any of the amounts set forth on Exhibit A upon Employee's death.

          (e)  Other Company  Programs  -  Employee shall  be  eligible  to participate in any other plans or programs implemented by the Company for all of its employees with duties and responsibilities similar to Employee.


               (r) Employee shall be responsible for any and all taxes owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

          7.


               Expenses. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Employee in fulfilling the Employee's duties and responsibilities hereunder, including, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

          8.   Non-Competition


                              .    Employee   expressly  acknowledges   the
               provisions of Section 7 of the Purchase Agreement relating to Employee's Covenant Not to Compete with Company. Accordingly, such provisions of Section 7 are incorporated herein by reference to the extent as if restated in full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as one of the two owners of the common stock of CBS, he has received substantial consideration pursuant to such Purchase
               Agreement and that as an inducement for, and in consideration of, Company entering into the Purchase Agreement and Company entering into this Agreement, Employee has agreed to be bound by such provisions of Section 7 of the Purchase Agreement. Accordingly, such provisions of
               Section 7 and Exhibit L-1 and the restrictions on Employee thereby imposed shall apply as stated therein.

          9.


               Non-Disclosure and Assignment of Confidential Information. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

               (a)   unpublished information concerning the Company's:

                     (i) research activities and plans,
                     (ii)     marketing or sales plans,
                     (iii)    pricing or pricing strategies,
                     (iv)     operational techniques,
                     (v) customer and supplier lists, and
                     (vi)     strategic plans;

               (b)   unpublished    financial    information,     including
                     unpublished information concerning revenues, profits and profit margins;

               (c)   internal confidential manuals; and

               (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

          all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except
          (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment in those states where Company has business offices; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

          10.


               Termination.

               (a) The Employee's employment with the Company may be terminated at any time as follows:

                 (i)     By Employee's death;

                (ii) By Employee's physical or mental disability which renders Employee unable to perform his duties hereunder.

               (iii) By the Company, for cause upon three (3) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (ii) the conviction of Employee of a felony or other crime involving theft or fraud, (iii) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (iv) any material breach by Employee of this Agreement.

               (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. In addition, Employee shall be entitled to receive any bonus accrued to the date of his termination of employment as provided in
                    Section 5(b), which shall be payable (if applicable) pursuant to the terms thereof. In the event of Employee's death, Employee's designated beneficiary shall also be entitled to all life insurance benefits as referenced in paragraph 6(d).

          11.  Disability


                         .  In the event that Employee becomes  temporarily
               disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

               For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by Employer.

          12.


               Severability. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

          13.  Governing



                         Law.    This  Agreement  shall  be  governed   and
               construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

          14.  Notices


                      .    All   notices,  requests,   demands  and   other
               communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid to the following addresses (or to such other address for a party as shall be specified by notice pursuant hereto):

               If to Company, to:  Pomeroy Computer Resources, Inc.
                              1020 Petersburg Road
                              Hebron, Kentucky  41048

               With a copy to:     James H. Smith III
                              Lindhorst & Dreidame Co., L.P.A.
                              312 Walnut Street, Suite 2300
                              Cincinnati, Ohio  45202

               If to Employee, to: the Employee's residential address, as set forth in the Company's records

               With a copy to:     Saunders, Cary and Patterson
                              9100 Arboretum Parkway, Suite 300
                              Richmond, Virginia  23236
                              Attn:  Edwin Gadberry, III

          15.  Enforcement of Rights


                                    .  The parties expressly recognize that
               any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction in Chesterfield County, Virginia, either at law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

          16.


               Entire Agreement. This Agreement and the Purchase Agreement referred to herein contain the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          17.  Parties in Interest


                                  .

               (a)  This Agreement  is  personal  to each  of  the  parties hereto.  No party may assign or delegate any rights  or
                     obligations  hereunder  without  first  obtaining  the
                    written consent of  the other  party hereto;  provided,
                    however, that nothing in this Section 17 shall preclude
                    (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of Company

               (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          18.


               Representations of Employee. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

          19.


               Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original part, which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

          WITNESSES:                      COMPANY:
                                          POMEROY COMPUTER RESOURCES, INC.

          __________________________


          __________________________
               By:_________________________________
                                               Stephen E. Pomeroy
                                               Chief Financial Officer


                                          EMPLOYEE:

          __________________________


          __________________________
               ____________________________________
                                          THOMAS M. CLAYTON


























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